Exhibit 10.3

May 24, 2019

Dear Raghu:

As you know, you are currently serving as interim President and Chief Executive Officer (“Interim CEO”) at TiVo Corporation (“TiVo” or the “Company”), pursuant to the terms of an amended and restated offer letter from the Company dated December 27, 2018 (the “Offer Letter”) and the Amended and Restated Executive Severance and Arbitration Agreement dated the same date attached thereto (the “Severance Agreement”). In connection with the appointment of a new President and Chief Executive Officer, your employment with the Company will end as of May 31, 2019. Thereafter, starting June 1, 2019, you will assume revised duties for the Company and its Board of Directors (the “Board”). Specifically, the Board has approved your new position as Vice Chairperson of the Board and the compensation arrangements related thereto set forth below in this letter agreement (this “Letter Agreement”). As Vice Chairperson of the Board, you will not serve on any Board committees. This Letter Agreement supersedes and replaces the Offer Letter and Severance Agreement in their entirety, except as specifically provided below.

Compensation and Benefits

Cash Compensation for Vice Chairperson Role. For the month of June 2019, as you transition matters to the new President and Chief Executive Officer, you will be paid $62,500.00. For the balance of 2019 (July through December), subject to your continued service to the Company as Vice Chairperson, you will be paid a total amount of $250,000 minus one-half the value of your annual restricted stock grant described in the next paragraph, which amount will be paid in two equal quarterly installments on the last day of each of the Company’s September and December fiscal quarters. Any such cash payments made to you in consideration for your services as Vice Chairperson will not be subject to withholding. Beginning in calendar 2020, you will be paid non-employee Board member cash compensation as set by the Board from time to time.

Equity Compensation for Vice Chairperson Role and General Board Service. Consistent with our normal non-employee director compensation arrangements, on July 1, 2019 along with all other non-employee directors, you will receive an automatic annual restricted stock grant on the same terms as all other non-employee directors.

2019 Annual Incentive. For the 2019 fiscal year, as provided in your Offer Letter, subject to your satisfaction of the Benefits Conditions (as defined below), you will be eligible for a payment, pursuant to the Company’s standard Senior Executive Company Incentive Plan applicable to 2019, equal to a pro rated 2019 Annual Incentive reflecting the portion of the 2019 fiscal year during which you served as Interim CEO, subject to a minimum payment of 50% of your target 2019 Annual Incentive (assuming full performance but no over-performance), to be paid subject to standard deductions and withholdings when other executive bonuses are paid and in no event later than March 15, 2020.

Restricted Stock Unit Awards. The 2018 and 2019 RSU (each as defined in the Offer Letter) shall, subject to your satisfaction of the Benefits Conditions (as defined below), be fully vested on the effective date of the release contemplated in the Benefits Conditions, subject to your satisfaction of the applicable tax withholding obligations.

Change in Control Payment.  If the Company enters into an agreement, on or prior to December 31, 2019, to consummate (i) a sale of the entire Company, or (ii) a sale of either the Company’s Product business or IP Licensing business, then, subject to your continued service to the Company through the end of your current term as a Company director, in consideration and recognition of the important role you played during your prior service to the Company as Interim CEO, you shall receive a Change in Control payment of $750,000.00, paid in a lump sum, subject to standard deductions and withholdings, at the completion of the enumerated transaction; provided such transaction is completed prior to December 31, 2020.

Other Benefits. For the month of June 2019, you will continue to be eligible to receive reimbursement for your travel and housing expenses (for clarity, actual and committed through June 30, 2019) in travelling from your home and working at the Company’s San Jose offices. Except (i) as provided in the prior sentence, (ii) for expense reimbursement as to expenses incurred prior to June 30, 2019, (iii) for expense reimbursement for your travel as needed to fulfill your Vice Chairperson duties, and (iv) for the cash and equity compensation provided for in this Letter Agreement, you will not receive any other Board compensation for the balance of 2019.

In connection with your termination of employment on May 31, 2019, subject to your eligibility for and timely election of continued health insurance coverage under COBRA, and subject to your satisfaction of the Benefits Conditions set forth below, the Company will pay your COBRA premiums through the earlier of (i) December 31, 2019 or (ii) the date you become eligible for health insurance coverage through a new employer.

Other Agreements/Policies

You remain subject to the following documents, which you executed upon the commencement of your employment:
1) Proprietary Information, Inventions and Ethics Agreement;
2) Procedures and Guidelines Governing Securities Trades by Company Personnel;
3) Code of Personal and Business Conduct and Ethics; and
4) Arbitration Policy.

Benefits Conditions

Your receipt of the 2019 Incentive Payment, 2018 and 2019 RSU vesting acceleration and COBRA premium payments described above is contingent upon: (a) your continuing to comply with your obligations under your Proprietary Information, Inventions and Ethics Agreement; and (b) your delivering to the Company an effective general release of claims in favor of the Company in substantially the form attached to the Severance Agreement after May 31, 2019 and on or before July 30, 2019, provided that the Company may modify the form of such release to comply with applicable law and in that event (modifying the form to comply with applicable law) shall determine the form of such release. Collectively, these contingencies are referred to herein as the “Benefits Conditions”.

Any dispute arising out of or relating to your employment with the Company or such Subsidiary will be subject to binding arbitration as set forth in the Severance Agreement.

Section 409A

It is intended that all of the payments payable under this Letter Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Letter Agreement will be construed to the greatest extent possible as consistent with those provisions.

Miscellaneous

All compensation paid or granted to you by the Company will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment for a “constructive termination” or any similar term under any plan of or agreement with the Company.

Your existing coverage under the Company’s Director & Officer Liability Insurance, your indemnification agreement with the Company as a director and/or officer, and your non-solicitation obligations set forth in Section 4 of the Severance Agreement shall be unaffected by this Letter Agreement.

This Letter Agreement and the other agreements referenced herein shall be the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and shall supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral, including the Original Offer Letter. This Letter Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized member of the Board. This Letter Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that (i) you may not assign any of your duties or rights hereunder without the express written consent of the Company, and (ii) the Company may assign this Letter Agreement only to a successor in interest that assumes this Letter Agreement and the liabilities hereunder and thereunder in writing. Whenever possible, each provision of this Letter Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Letter Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Letter Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this Letter Agreement to TiVo’s HR Department to the attention of Pamela Sergeeff. By signing below, you further agree to respect the Company’s work rules and faithfully carry out the duties herein. Two duplicates of this Letter Agreement are to be created; both the Company and you will retain a copy.

Sincerely,

_/s/ James E. Meyer______________

James E. Meyer
Chairman of the Board of Directors

Agreed & Accepted:

__/s/ Raghavendra Rau______________
Raghavendra Rau

May 24, 2019______________________
Date